UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2011

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2011, AVI BioPharma, Inc. (the “Company”) and Perpetua Power Source Technologies, Inc. (“Perpetua”) entered into a Lease Agreement (the “Lease Agreement”), relating to Perpetua’s lease of approximately 70% of the space at the Company’s building located at 1749 SW Airport Ave. in Corvallis, Oregon (the “Airport Building”).

Pursuant to the Lease Agreement, Perpetua will lease 25,177 square feet of the Airport Building commencing on November 23, 2011 and expiring on March 31, 2017 (the “Expiration Date”). Perpetua may terminate the Lease Agreement at the end of the 36th month upon 180 days prior written notice, together with delivery of a termination fee. Perpetua has the option to extend the lease for an additional year if notice is provided to the Company no less than 12 months prior to the Expiration Date (the “Extension Option”). Perpetua also has a right of first refusal relating to the lease of the remaining space at the Airport Building.

Perpetua will pay the Company monthly rent of $0 for months 1 through 4; $14,500 for months 5 through 40; $15,000 for months 41 through 52; $15,500 for months 53 through 64; and, if the Extension Option is exercised, $16,000 for months 65 through 76. During the term of the Lease Agreement, the Company will maintain and repair only the roof, foundation piers, parking and other common areas, structural members of the exterior walls, and water and sewer lines up to points of common connection. Perpetua will be responsible for all other maintenance and utilities and services used during the term of the Lease Agreement.

The Company agreed to pay up to $125,000 for tenant improvements to the Airport Building (the “Improvements”). If Perpetua does not receive all required permits for the Improvements within 30 days after November 23, 2011, Perpetua may terminate the Lease Agreement. The Company has the right to terminate the Lease Agreement upon the occurrence of certain customary events of default including Perpetua’s failure to pay rent, insolvency or failure to maintain insurance. Additionally, the Lease Agreement will be deemed void from its inception if the Company is unable to obtain any required consents from the lender associated with the Airport Building within 30 days after November 23, 2011.

Perpetua also was granted an option to purchase the Airport Building during the term of the lease (the “Purchase Option”), provided there is no uncured default by Perpetua at the time of exercise. If the Purchase Option is exercised, the price for the Airport Building is $2,000,000 until February 28, 2015, $2,100,000 from March 1, 2015 until February 29, 2016 and $2,200,000 from March 1, 2016 through the remainder of the initial lease term. If Perpetua exercises the Extension Option, the purchase price for the Airport Building will be $2,300,000 during the term of the extension. During the term of the lease, if the Company receives a bona fide offer for sale of the Airport Building that the Company deems acceptable, the Company will provide Perpetua with notice of such offer and Perpetua will have ten business days after receipt of notice to either match the terms and conditions of such offer or exercise its Purchase Option.

The foregoing description of the Lease Agreement is only a summary of its material terms and does not purport to be complete. A copy of the Lease Agreement will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVI BioPharma, Inc.

By:	/s/ Christopher Garabedian
Christopher Garabedian
President and Chief Executive Officer

Date: November 29, 2011